Exhibit 21.01
                          Subsidiaries of the Company

Colorado Satellite Broadcasting, Inc., A Colorado Corporation
Interactive Telecom Network, Inc., A California Corporation
Interactive Gallery, Inc., A California Corporation
Card Transactions, Inc., A California Corporation